Financial:
Tito L. Lima
Chief Financial Officer
717-735-4547 or tllima@sterlingfi.com

Media:
Joe Patterson
Vice President, Director of Corporate Communications
717-735-5651 or jpatterson@sterlingfi.com

FOR IMMEDIATE RELEASE

Sterling Financial Corporation Announces Second Quarter Earnings

LANCASTER, PA (July 26, 2005) – Sterling Financial Corporation (Nasdaq: SLFI) reported record earnings for the quarter and six months ended June 30, 2005.

“The second quarter 2005 is a continuation of the momentum that Sterling continues to experience,” said J. Roger Moyer, Jr., president and chief executive officer of Sterling Financial Corporation. “Sterling’s strength stems from our diverse business lines and revenue streams, serving high-growth markets, a strong capital position to fund growth, excellent credit quality, engaged employees and experienced leadership.”

Results of Operations

Quarter Ended June 30, 2005

Sterling’s net income was $9.684 million for the quarter ended June 30, 2005, an increase of $1.468 million, or 17.9 percent from the second quarter of 2004. Diluted earnings per share totaled $0.331 for the second quarter of 2005 versus $0.299 for the same period in 2004, an increase of 10.7 percent. Return on average realized equity for the second quarter of 2005 was 14.00 percent, compared to 15.40 percent in 2004.

Sterling has continued its trend of increasing net interest income, from $23.720 million for the second quarter of 2004 to $28.309 million in 2005, a 19.3 percent increase. The growth in net interest income has resulted from both organic growth and acquisitions. Pennsylvania State Bank, acquired by Sterling in Dec. 2004, contributed $1.934 million of the increase in net interest income. The remainder of the improvement was the result of continued growth in interest earning assets, particularly higher yielding loans, including commercial loans and finance receivables. The net interest margin for the quarter ended June 30, 2005 was 4.77 percent, consistent with 2004’s net interest margin of 4.79 percent.

The provision for loan losses was $1.140 million for the quarter ended June 30, 2005, compared to $915,000 for the same period in 2004. The increase in the provision for loan losses is due to the significant loan growth that Sterling has experienced during 2005, as discussed below.

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Non-interest income, excluding securities gains, was $17.035 million for the quarter ended June 30, 2005, a 23.4 percent increase over $13.801 million earned in 2004. The increase in non-interest income reflects Sterling’s ability to expand its existing products and services, including development of new products for existing customers and the ability to diversify the products offered through acquisition of other companies in the financial services industry. Sterling has been able to increase service charges primarily through a new overdraft protection program that was introduced to customers electing to take advantage of the product in the fourth quarter of 2004, and through an initiative that expanded debit card usage through the company’s deposit customer basis. Corporate Healthcare Strategies, d/b/a StoudtAdvisors, an employee benefits agency and consulting firm, acquired at the end of May 2004 produced growth in insurance commissions and fees, due to three months worth of operating results in 2005, compared to only one in 2004, and totaled $1.974 million for the quarter ended June 30, 2005, compared to $654,000 in 2004. Additionally, in the second quarter of 2005, Sterling recognized $713,000 of gains on the sale of leases and finance receivables, compared to $132,000 in 2004. The sale of these assets allows for the funds to be reinvested in new asset growth and to limit Sterling’s credit concentration within one industry. The sale of leases and finance receivables is expected to be a funding source for Sterling in the future.

Non-interest expenses were $30.766 million for the quarter ended June 30, 2005, compared to $25.919 million in 2004, an 18.7 percent increase. A primary reason for the increase in non-interest expenses is the result of new and enhanced financial services products being offered to Sterling’s customers, including employee benefits brokerage and consulting. In addition, non-interest expense growth can be attributed to the growth in Sterling’s banking franchise, which includes both the acquisition of Pennsylvania State Bank and the expansion into new geographic regions, including Berks, Cumberland Dauphin and Lebanon Counties, Pa.; Carroll County, Md.; and New Castle County, Del. The acquisition of StoudtAdvisors at the end of May 2004 has resulted in incremental expense associated with three months of results in 2005, compared to only one in 2004. As a result of new markets served, new products offered, and acquisitions, increases were noted in virtually every non-interest expense category. Pennsylvania State Bank and StoudtAdvisor’s non-interest expense for the quarter ended June 30, 2005 was $3.314 million, compared to $516,000 for the second quarter of 2004.

Six Months Ended June 30, 2005

Sterling’s net income was $18.963 million for the six months ended June 30, 2005, an increase of $3.118 million, or 19.7 percent from the same period in 2004. Diluted earnings per share totaled $0.647 for the six months ended June 30, 2005 versus $0.580 for 2004, an increase of 11.6 percent. Return on average realized equity for the first half of 2005 was 13.92 percent, compared to 15.10 percent in 2004. The decrease in return on average realized equity, despite an increase in earnings, is due to an increase in stockholders’ equity that resulted from the issuance of stock to acquire Corporate Healthcare Strategies and Pennsylvania State Bank in 2004.

Sterling has continued its trend of improving net interest income, from $46.287 million for the six months ended June 30, 2004 to $55.885 million in 2005, a 20.7 percent increase. Pennsylvania State Bank, Sterling’s most recent bank acquisition, which was completed in the fourth quarter of 2004, contributed

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$3.868 million of the increase in net interest income. Net interest income also improved as a result of continued growth in interest earning assets, particularly higher yielding loans, including commercial loans and finance receivables. The net interest margin for the six months ended June 30, 2005 was 4.80 percent, which was slightly higher than the 4.72 percent earned in 2004. Despite the higher margin in 2005 compared to 2004, Sterling has experienced some modest compression in its quarterly net interest margin. This compression is the result of the acquisition of Pennsylvania State Bank, with a net interest margin lower than Sterling’s, combined with a flatter yield curve in 2005. This flatter yield curve resulted in an increase in short-term borrowing costs, whereas the longer-term interest rates have not risen on a proportionate basis.

The provision for loan losses was $1.497 million for the six months ended June 30, 2005, compared to $1.629 million in 2004. Despite an increase in the loan portfolio and higher net charge-offs during 2005 compared to 2004, the provision for loan losses for the six months ended June 30, 2005 is approximately 8.1 percent lower than in the prior year. The reason for the lower provision is due to a combination of sustained strength in asset quality ratios and favorable economic conditions at both the local and national level.

Non-interest income, excluding securities gains, was $32.626 million for the six months ended June 30, 2005, a 23.2 percent increase over $26.487 million earned in 2004. Sterling’s ability to continue to expand its product offerings, both through the development of new products and services, and the acquisition of companies with a diversified product mix, has led to the increase in non-margin revenues. Non-interest income at Sterling’s newest affiliates, StoudtAdvisors and Pennsylvania State Bank, was $3.911 million for the six months ended June 30, 2005, compared to $573,000 in 2004.

Non-interest expenses were $60.873 million for the six months ended June 30, 2005, compared to $50.891 million in 2004, a 19.6 percent increase. Non-interest expenses of Pennsylvania State Bank and StoudtAdvisors was $6.661 million for the six months ended June 30, 2005, compared to $516,000 in 2004. The remaining increase in non-interest expenses is the result of new and enhanced financial services products being offered to Sterling’s customers and incremental expenses required to accommodate new customers.

Sterling’s efficiency ratio for the six months ended June 30, 2005 of 61.7 percent was essentially flat in comparison to the 61.6 percent ratio in 2004. An increase in intangible asset amortization is one reason for the consistent efficiency ratio percentage. Excluding the impact of this non-cash amortization of intangible assets that has resulted from Sterling’s acquisitions of Pennsylvania State Bank and StoudtAdvisors, the efficiency ratio has improved from 60.7 percent for the first half of 2004 to 60.0 percent in 2005.

Financial Position

Total assets were $2.823 billion at June 30, 2005, an 18.8 percent increase over the June 30, 2004 total assets of $2.376 billion. Total assets increased 2.9 percent from the Dec. 31, 2004 totals of $2.743 billion.

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The largest increase in assets was in net loans outstanding, which totaled $1.992 billion at June 30, 2005, a 24.2 percent increase over the June 30, 2004 balance of $1.604 billion, and an annualized 11.0 percent increase over the Dec. 31, 2004 balance of $1.888 billion. In addition to the $154 million in loans obtained in connection with Sterling’s acquisition of Pennsylvania State Bank in December 2004, Sterling has experienced loan growth of $234 million, or 14.6 percent, since June 30, 2004. The growth in the commercial and finance receivable loan portfolio has resulted from an improving local and national economy. Sterling’s emerging markets, including Berks, Cumberland, Dauphin and Lebanon Counties, Pa., Carroll County, Md., and New Castle County, Del., have complemented the growth experienced in existing markets.

Sterling’s strong growth in loans was partially matched by its solid growth in deposits, which totaled $2.110 billion at June 30, 2005, an increase of $305.0 million, or 16.9 percent, over June 30, 2004. Excluding the $156 million in deposits acquired in connection with the Pennsylvania State Bank acquisition, deposits increased $149 million, or 8.3 percent. Since year end, Sterling has grown its deposits by $95 million, or 9.4 percent on an annualized basis. The growth experienced has been in all deposit categories, including both core and time deposits.

To the extent loan growth exceeded deposit growth, Sterling utilized several internal funding sources to grow its loan portfolio, including retained earnings, maturing investment securities, proceeds from loan sales and federal funds sold. External funding sources included short-term borrowings, long-term debt, and subordinated notes payable (trust-preferred securities). In addition to the $29 million in borrowings that existed on Pennsylvania State Bank’s balance sheet, these external funding sources increased $44 million, or 14.2 percent, from June 30, 2004 to June 30, 2005. Sterling continues to utilize subordinated notes payable (trust preferred securities) as an efficient way to raise regulatory capital to fund its acquisitions and growth in its loan portfolio.

Credit quality remained strong in the second quarter of 2005. The allowance for loan losses of $19.095 million, represented 0.95 percent of total loans at June 30, 2005, compared to $15.566 million, or 0.96 percent at June 30, 2004. The allowance for loan losses coverage ratio to non-performing loans was 505 percent at June 30, 2005, compared to 570 percent at June 30, 2004, while non-performing loans to total loans were at 0.19 percent at June 30, 2005 versus 0.17 percent at June 30, 2004. As compared to year end, the allowance for loan losses to total loans was 0.99%, the allowance for loan losses to non-performing loans coverage ratio was 417 percent and non-performing loans to total loans were at 0.24 percent.

Moyer stated, “Despite the loan growth that Sterling has experienced during 2005, our asset quality ratios remain strong, demonstrating our focus on growing assets without sacrificing credit quality. Sterling is committed to maintaining strong asset quality, as we recognize it is a key driver of financial performance.”

Non-GAAP Presentations

In addition to the results of operation and presented in accordance with generally accepted accounting principles (GAAP), Sterling’s management uses, and this press release contains, certain non-GAAP financial measures to monitor performance, including the efficiency ratio and return on realized equity.

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The efficiency ratio is a non-GAAP financial measure that we believe provides readers with important information regarding Sterling’s results of operations. Comparison of Sterling’s efficiency ratio with that of other companies’ may not be appropriate, as they may calculate their ratio in a different manner. Sterling’s calculation of the efficiency ratio is computed by dividing non-interest expenses, less depreciation on operating leases, by the sum of tax equivalent net interest income and non-interest income, less depreciation on operating leases. Sterling nets the depreciation on operating leases against related income, as it is consistent with utilizing net interest income presentation for comparable capital leases, which nets interest expense against interest income. The efficiency ratio excludes unusual items, including gains on securities activities, interest collected on charged-off loans, etc.

Return on realized equity is a non-GAAP financial measure, as it is calculated by taking net income, divided by average shareholders equity, excluding average other comprehensive income. We believe the presentation of return on realized equity provides a reader with a better understanding of our financial performance based on economic transactions, as it excludes the impact of unrealized gains and losses on securities available for sale and derivatives used in cash flow hedges, which can fluctuate based on interest rate volatility.

Sterling, in referring to its net income, is referring to income determined in conformity with U. S. generally accepted accounting principles (GAAP).

Although we believe that the above-mentioned non-GAAP financial measures enhance readers’ understanding of our business and performance, these non-GAAP measures should not be considered an alternative to GAAP.

About Sterling

With assets of over $2.8 billion and investment assets under administration of $2.1 billion, Sterling Financial Corporation (NASDAQ: SLFI) is a diversified financial services company based in Lancaster, Pa. Sterling Banking Group affiliates offer a full range of banking services in south-central Pennsylvania, northern Maryland and northern Delaware; the group also offers correspondent banking services in the mid-Atlantic region to other companies within the financial services industry. Sterling Financial Services Group affiliates provide specialty commercial financing; fleet and equipment leasing; investment, trust and brokerage services; insurance services; and human resources consulting services. Visit www.sterlingfi.com for more information.

Banking Group — Banks: Pennsylvania: Bank of Lancaster County, N.A.; Bank of Lebanon County; PennSterling Bank; and Pennsylvania State Bank. Pennsylvania and Maryland: Bank of Hanover and Trust Company. Maryland: First National Bank of North East. Delaware: Delaware Sterling Bank & Trust Company. Correspondent banking services: Correspondent Services Group (provider of Sterling services to other financial institutions).
Financial Services Group — Specialty commercial financing: Equipment Finance LLC (commercial financing company for the forestry, land clearing and construction industries). Fleet and equipment leasing: Town & Country Leasing, LLC (nationwide fleet and equipment leasing company). Trust, investment and brokerage services: Sterling Financial Trust Company (trust and investment services), Church Capital Management, LLC (registered investment advisor) and Bainbridge Securities Inc. (securities broker/dealer). Insurance services: Lancaster Insurance Group, LLC (independent insurance agency for personal, property and business insurance); StoudtAdvisors (employee benefits consulting and brokerage firm); and Sterling Financial Settlement Services, LLC (title insurance agency). Human resources consulting: Professional Services Group (human resources consulting services provider for small to medium size businesses).

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This news release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include costs and efforts required to integrate aspects of the operations of the companies being more difficult than expected, anticipated merger-related synergies not being achieved timely or not being achieved at all, the possibility that increased demand or prices for Sterling’s financial services and products may not occur, changing economic and competitive conditions, volatility in interest rates, technological developments, costs associated with complying with laws, rules and regulations, and other risks and uncertainties, including those detailed in Sterling’s filings with the Securities and Exchange Commission.

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STERLING FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)

	June 30,		December 31,	June 30,
(Dollars in thousands)	2005		2004	2004
Assets
Cash and due from banks	$69,655		$67,708	$52,666
Federal funds sold	168		15,147	76

Cash and cash equivalents	69,823		82,855	52,742
Interest-bearing deposits in banks	5,353		5,813	5,207
Short-term investments	2,584		6,542	3,348
Mortgage loans held for sale	6,239		4,345	9,374
Securities held-to-maturity	30,952		34,152	35,228
Securities available-for-sale	456,977		467,519	471,113
Loans, net of allowance for loan losses
(2005 — $19,095; 2004 - $18,891 and $15,566)	1,992,155		1,888,380	1,603,733
Premises and equipment, net	42,140		43,658	38,110
Assets held for operating lease, net	68,609		58,475	57,474
Other real estate owned	64		80	403
Goodwill	77,869		75,350	40,779
Intangible assets	12,946		14,268	10,959
Mortgage servicing rights	2,558		2,697	2,878
Accrued interest receivable	11,854		11,407	10,912
Other assets	42,760		47,221	34,187

Total assets	$2,822,883		$2,742,762	$2,376,447

Liabilities
Deposits:
Noninterest-bearing	$296,681		$303,722	$253,534
Interest-bearing	1,813,254		1,711,672	1,551,698

Total deposits	2,109,935		2,015,394	1,805,232

Short-term borrowings	69,105		98,768	59,759
Long-term debt	226,445		233,039	193,724
Subordinated notes payable	87,630		72,166	56,702
Accrued interest payable	7,637		6,375	5,795
Other liabilities	32,400		35,076	28,152

Total liabilities................................................................	2,533,152		2,460,818	2,149,364

Stockholders’ equity
Preferred stock...............................................................	—		—		—
Common stock...............................................................	145,692		116,493	110,289
Capital surplus	79,562		80,734	49,546
Restricted stock	(3,414)		(3,901)	(4,389)
Retained earnings	60,683		78,384	68,147
Accumulated other comprehensive income	8,957		10,234	4,583
Common stock in treasury, at cost	(1,749)		—	(1,093)

Total stockholders’ equity	289,731		281,944	227,083

Total liabilities and stockholders’ equity	$2,822,883		$2,742,762	$2,376,447

Ratios:
Book value per realized share.............................................	$9.73		$9.33	$8.15
Allowance for loan losses to total loans.................................	0.95%		0.99%	0.96%
Allowance for loan losses to nonperforming loans.....................	505%		417%	570%
Nonperforming loans to total loans.......................................	0.19%		0.24%	0.17%
STERLING FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)
	Three Months Ended,			Six Months Ended,
	June 30,				June 30,
(Dollars in thousands, except per share data)	2005	2004		2005		2004

Interest and dividend income
Loans, including fees	$36,373		$27,189	$70,444	$53,156 53,1
Debt securities
Taxable	2,774		3,216	5,587		6,698
Tax-exempt	2,592		2,635	5,206		5,253
Dividends	183		150	379		288
Federal funds sold	56		12	68		36
Short-term investments	41		3	68		16

Total interest and dividend income	42,019		33,205	81,752		65,447

Interest expense
Deposits	9,379		6,386	17,508		12,934
Short-term borrowings	750		429	1,420		836
Long-term debt	2,236		1,916	4,458	3,873
Subordinated debt	1,345		754	2,481		1,517

Total interest expense	13,710		9,485	25,867	19,160

Net interest income	28,309		23,720	55,885	46,287

Provision for loan losses	1,140		915	1,497	1,629

Net interest income after provision for loan losses	27,169		22,805	54,388	44,658

Noninterest income
Trust and investment management income	2,296		2,202	4,588		4,356
Service charges on deposit accounts	2,102		1,498	4,008		2,972
Other service charges, commissions and fees	1,170		915	2,254		1,790
Brokerage fees and commissions	688		910	1,540		1,738
Insurance commissions and fees	1,974		654	3,806		721
Mortgage banking income	432		629	719		1,038
Rental income on operating leases	6,729		6,166	13,493		12,401
Other operating income	1,644		827	2,218		1,471
Securities gains	114		514	248		1,031

Total noninterest income	17,149		14,315	32,874		27,518

Noninterest expenses
Salaries and employee benefits	14,153		11,401	28,031		22,441
Net occupancy	1,585		1,319	3,201		2,748
Furniture and equipment	1,893		1,726	3,796		3,448
Professional services	1,049		1,317	2,001		2,082
Depreciation on operating lease assets	5,658		5,210	11,282		10,446
Taxes other than income	558		483	1,266		1,073
Intangible asset amortization	675		298	1,366		548
Other	5,195		4,165	9,930		8,105

Total noninterest expenses	30,766		25,919	60,873		50,891

Income before income taxes	13,552		11,201	26,389		21,285
Income tax expenses	3,868		2,985	7,426		5,440

Net income	$9,684		$8,216	$18,963		$15,845

Per share information:
Basic earnings per share	$0.336		$0.304	$0.658		$0.589
Diluted earnings per share	0.331		0.299	0.647		0.580
Dividends declared	0.130		0.120	0.258		0.240
Performance ratios:
Return on average assets	1.39%		1.41%	1.39%		1.37%
Return on average realized equity	14.00%		15.40%	13.92%		15.10%
Efficiency ratio	60.9%		60.9%	61.7%		61.6%